EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-168877, No. 333-167327, No. 333-166062, No. 333-175992, No. 333-204997, No. 333-210852, and No. 333-221678), Form S-4 (No. 333-200042) and Forms S-3 (No. 333-186048, No. 333-174629, No. 333-200011, No. 333-219420, No. 333-221717) of Pernix Therapeutics Holdings, Inc. of our report dated March 8, 2018 relating to the consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows and the related consolidated statement schedule for each of the two years in the period ending December 31, 2017.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
March 8, 2018